Exhibit 99.1

Invitae Announces Pricing of Public Offering of Common Stock

SAN FRANCISCO, January 21, 2021 — Invitae Corporation (NYSE: NVTA) today announced the pricing of an underwritten public offering of 7,766,990 shares of its common stock at a price to the public of $51.50 per share. All of the shares are being sold by Invitae. The gross proceeds to Invitae from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $400.0 million. The offering is expected to close on or about January 26, 2021, subject to customary closing conditions. In addition, Invitae has granted the underwriters a 30-day option to purchase up to an additional 1,165,048 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Invitae currently intends to use the net proceeds from the offering for working capital and other general corporate purposes, including investing in its platform, oncology and reproductive product extensions and international expansion. Invitae may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, assets or technologies, although it has no present commitments or agreements to do so.

J.P. Morgan Securities LLC, Morgan Stanley, Cowen and Company, LLC and SVB Leerink LLC are acting as the book-running managers for the offering. William Blair & Company, L.L.C. is acting as co-manager for the offering.

An automatic shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on March 4, 2019. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY, 10014, Attention: Prospectus Department; from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926; or from SVB Leerink LLC, One Federal Street, 37th Floor, Boston, MA 02110, Attention: Syndicate Department, by telephone at (800) 808-7535, ext. 6132, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invitae Corporation

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices.

Forward-Looking Statements

This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements that relate to the timing and completion of the public offering, the expected closing of the offering, the anticipated use of the net proceeds from the offering and other information that is not historical information. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Invitae is contained in the section captioned “Risk factors” in the preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission. Invitae disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Invitae Corporation

Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369